UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 10, 2011

DCP MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	001-32678	03-0567133
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

370 17th Street, Suite 2775, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 633-2900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement.

On November 10, 2011, DCP Midstream Partners, LP (the “Partnership”) and its wholly-owned subsidiary, DCP Midstream Operating, LP (the “Company”), entered into a Credit Agreement with Wells Fargo Bank, National Association (“Wells Fargo”), as Administrative Agent, Citibank N.A. as Syndication Agent, Bank of America N.A., Barclays Bank PLC, and Royal Bank of Canada as Documentation Agents and each of the other eleven institutions named therein as lenders (the “Credit Agreement”). The Credit Agreement provides for an unsecured revolving credit facility in an amount up to $1.0 billion (the “Credit Facility”), with an option for the Company to request, subject to lender approval, to increase the revolving loan commitment by an aggregate amount of up to $250 million. The Credit Facility will mature on November 10, 2016, which may be extended for up to two additional one-year periods at the request of the Company (subject to the agreement of lenders having commitments representing at least 51% of the aggregate commitments of all lenders). The Credit Agreement replaced the Company’s Amended and Restated Credit Agreement, dated as of June 21, 2007, with Wells Fargo Bank, National Association formerly known as Wachovia Bank, National Association, as administrative agent, and the lenders named therein (the “Prior Credit Agreement”), which had a total borrowing capacity of $850 million and would have matured in June 2012.

The Credit Facility has sublimits for swingline loans and for the issuance of letters of credit. Loans under the Credit Agreement accrue interest based, at the Partnership’s election, on either the LIBOR rate or the base rate, in each case, plus an applicable margin. The applicable margin used in connection with interest rates and fees under the Credit Agreement is based on the Partnership’s non-credit-enhanced, senior unsecured long-term debt rating at the applicable time. The Company’s obligations under the Credit Facility are unsecured and are guaranteed by the Partnership. None of the Company’s subsidiaries will guarantee the obligations under the Credit Facility, unless the subsidiaries agree to guarantee certain other debt of the Company in the future.

The initial borrowing under the Credit Facility was used to repay the Company’s indebtedness under the Prior Credit Agreement. The Credit Facility will be used for working capital and for other general partnership purposes, including acquisitions.

The Credit Facility contains customary covenants including, but not limited to, (i) a maximum leverage ratio, as defined in the Credit Agreement, of less than or equal to 5.0 to 1.0, provided that for three fiscal quarters subsequent to certain acquisitions the Partnership’s leverage ratio may be less than or equal to 5.5 to 1.0, and (ii) limitations on incurrence of liens on assets, indebtedness, mergers and consolidations, transactions with affiliates, and sales of assets. The Credit Facility also includes customary lending conditions, representations and warranties, events of default and indemnification provisions. Upon the occurrence of certain events of default, the Company’s obligations under the Credit Agreement may be accelerated.

Affiliates of certain of the lenders under the Credit Facility have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they have received, and may continue to receive, customary fees and commissions.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the Credit Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 1.02 Termination of a Material Definitive Agreement.

On November 10, 2011, the Company terminated the Prior Credit Agreement and paid all amounts that were outstanding under the Prior Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated in its entirety herein by reference.

Item 7.01	Regulation FD Disclosure.

On November 10, 2011, the Partnership issued a press release announcing its entering into the Credit Agreement. A copy of the press release is being furnished and is attached as Exhibit 99.1 hereto and incorporated into this Item 7.01 by reference. In accordance with General Instruction B.2 of Form 8-K, the press release shall not be deemed “filed” for the purpose of Section 18 of the Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933 or Exchange Act of 1934, each as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 10.1	Credit Agreement, dated as of November 10, 2011, among DCP Midstream Partners, LP, DCP Midstream Operating, LP, Wells Fargo Bank, National Association, as administrative agent, and the lenders named therein.

Exhibit 99.1	Press Release dated November 10, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCP MIDSTREAM PARTNERS, LP

By:	DCP MIDSTREAM GP, LP its General Partner

By:	DCP MIDSTREAM GP, LLC its General Partner

By:	/s/ Michael S. Richards
Name:	Michael S. Richards
Title:	Vice President, General Counsel and Secretary

November 14, 2011

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Credit Agreement, dated as of November 10, 2011, among DCP Midstream Partners, LP, DCP Midstream Operating, LP, Wells Fargo Bank, National Association, as administrative agent, and the lenders named therein.

Exhibit 99.1	Press Release dated November 10, 2011.